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                                                                     EXHIBIT 8.1



(212) 455-2000


                      [LETTERHEAD OF SIMPSON THACHER & BARTLETT]




                                                      October 28, 1997




              Re: AGREEMENT AND PLAN OF MERGER DATED AUGUST 23, 1997 BY AND BETWEEN THE PERKIN-ELMER CORPORATION, SEVEN ACQUISITION CORP., AND PERSEPTIVE BIOSYSTEMS, INC.


The Perkin-Elmer Corporation
761 Main Avenue
Norwalk, CT  06859-0001

Ladies and Gentlemen:

         We have acted as counsel for The Perkin-Elmer Corporation, a New York corporation ("Perkin-Elmer"), in connection with the preparation and execution of the Agreement and Plan of Merger, dated as of August 23, 1997 (the "Merger Agreement"), among Perkin-Elmer, Seven Acquisition Corp., a wholly-owned subsidiary of Perkin-Elmer incorporated in Delaware ("Merger Sub") and PerSeptive Biosystems, Inc., a Delaware corporation ("PerSeptive"). Pursuant to the Merger Agreement, Merger Sub will merge with and into PerSeptive (the "Merger"), and PerSeptive will become a wholly-owned subsidiary of Perkin-Elmer. Unless otherwise defined, capitalized terms referred to herein have the meanings set forth in the Merger Agreement. All section

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The Perkin-Elmer Corporation            -2-                   October 28, 1997


references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the "Code").

         You have requested our opinion regarding certain United States federal income tax consequences of the Merger. In delivering this opinion, we have reviewed and relied upon the facts, statements, descriptions and representations set forth in the Registration Statement on Form S-4 filed by Perkin-Elmer with the Securities and Exchange Commission (which contains a joint proxy statement/prospectus) (the "Registration Statement"), the Merger Agreement (including Exhibits) and such other documents pertaining to the Merger as we have deemed necessary or appropriate. We have also relied upon certificates of officers of Perkin-Elmer, Merger Sub and PerSeptive, respectively (the "Officers' Certificates") and upon certificates of certain shareholders of PerSeptive (the "Shareholders' Certificates").

         In connection with rendering this opinion, we have also assumed or have obtained representations (without any independent investigation) that, as of the date hereof and as of the Effective Time of the Merger:

         1. Original documents (including signatures) are authentic, documents submitted to us as copies conform to the original documents, and there has been (or will be by the Effective Time of the Merger) due execution and delivery of all documents where due execution and delivery are prerequisites to effectiveness thereof;

         2. Any statement made in any of the documents referred to herein, "to the best of the knowledge" of any person or party is correct without such qualification;

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The Perkin-Elmer Corporation            -3-                   October 28, 1997


         3. All statements, descriptions and representations contained in any of the documents referred to herein or otherwise made to us are true and correct in all material respects and no actions have been (or will be) taken which are inconsistent with such representations;

         4. The Merger will be reported by Perkin-Elmer and PerSeptive on their respective federal income tax returns in a manner consistent with the opinion set forth below;

         5. The shareholders of PerSeptive do not, and will not on or before the Effective Time of the Merger, have an existing plan or intention to dispose of an amount of Perkin-Elmer Common Stock to be received in the Merger (or to dispose of PerSeptive capital stock in anticipation of the Merger) such that the shareholders of PerSeptive will not receive and retain a meaningful continuing equity ownership in Perkin-Elmer that is sufficient to satisfy the continuity of interest requirement set forth in Treas. Reg. Section 1.368-1(b) and as interpreted in certain Internal Revenue Service rulings and federal judicial decisions;

         6. After the Merger, PerSeptive will hold "substantially all" of its and Merger Sub's properties within the meaning of Section 368(a)(2)(E)(i) of the Code and the regulations promulgated thereunder;

         7. To the extent any expenses relating to the Merger (or the "plan of reorganization" within the meaning of Treas. Reg. Section 1.368-1(c) with respect to the Merger) are funded directly or indirectly by a party other than the incurring party, such

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The Perkin-Elmer Corporation            -4-                   October 28, 1997


expenses will be within the guidelines established in Revenue Ruling 73-54, 1973-1 C.B. 187; and

         8. No PerSeptive shareholder guaranteed any PerSeptive indebtedness outstanding during the period immediately prior to the Effective Time of the Merger.

         Based on our examination of the foregoing items and subject to the assumptions, exceptions, limitations and qualifications set forth herein, we are of the opinion that, if the Merger is consummated in accordance with the Merger Agreement (and without any waiver, breach or amendment of any of the provisions thereof) and the statements set forth in the Officers' Certificates and the Shareholders' Certificates are true and correct as of the date hereof and as of the Effective Time of the Merger, for federal income tax purposes, the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code, and PerSeptive, Perkin-Elmer and Merger Sub will each be a party to the reorganization within the meaning of Section 368(b) of the Code.

         This opinion represents and is based upon our best judgment regarding the application of federal income tax laws arising under the Code, existing judicial decisions, administrative regulations and published rulings and procedures. Our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not successfully assert a contrary position. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the

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The Perkin-Elmer Corporation            -5-                   October 28, 1997


accuracy of the conclusions stated herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws.

         This opinion addresses only the matters set forth above, and does not address any other federal, state, local or foreign tax consequences that may result from the Merger or any other transaction (including any transaction undertaken in connection with the Merger).

         No opinion is expressed as to any transaction other than the Merger as described in the Merger Agreement or to any transaction whatsoever, including the Merger, if all the transactions described in the Merger Agreement are not consummated in accordance with the terms of the Merger Agreement and without waiver or breach of any material provision thereof or if all of the representations, warranties, statements and assumptions upon which we relied are not true and accurate at all relevant times. In the event any one of the statements, representations, warranties or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

         This opinion has been delivered to you solely for the purpose of being included as an exhibit to the Registration Statement and may not be relied upon by you for any other purpose, or relied upon by, or furnished to, any other person, firm or corporation without our prior written consent. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the

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The Perkin-Elmer Corporation            -6-                   October 28, 1997


captions "The Merger -- Certain United States Federal Income Tax Consequences" and "Legal Opinions" in the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the Rules and Regulations of the Securities and Exchange Commission thereunder.

                                       Very truly yours,


                                       /s/ Simpson Thacher & Bartlett

                                       SIMPSON THACHER & BARTLETT